Exhibit 99.1

Yak Communications Files Form 12b-25 to Extend Filing of Form 10-Q for the Period Ending March 31, 2005

MIAMI & TORONTO—(BUSINESS WIRE)—May 19, 2005—Yak Communications Inc. (NASDAQ:YAKCE - News), a provider of telecommunication services to residential and business customers, recently filed a Form 12b-25 with the Securities and Exchange Commission to request additional time to complete the Form 10-Q for the period ending March 31, 2005.

As previously disclosed, the Company has been reviewing the accounting treatment used with respect to an historical software acquisition transaction. In this regard, the Company has sought certain guidance from the Office of the Chief Accountant of the SEC (“OCA”). As a result of discussions with the Staff of the OCA, along with an internal review by management, the Audit Committee and its independent auditors, the Company has determined to change the accounting treatment for the June 2003 software transaction. This change will require that certain previously-filed periodic reports be amended to include restated financial statements. These discussions are not to be construed as an indication that the Company has received final guidance from the OCA, and any restatement is subject to such guidance.

The Company is currently in the process of finalizing the accounting treatment and preparing amended periodic reports to include these restated financial statements, and it expects to finalize the matter and file its amended periodic reports, as well as its delinquent Form 10-Q (for the quarter ended 12-31-04) and its currently-due Form 10-Q (for the quarter ended 3-31-05), the last of which is the subject of the recently filed Form 12b-25, in the near future.

The anticipated change in accounting methodology is expected to only affect non-cash items, and management expects no material impact on the Company’s current operating income and expenses. The Company expects to restate the financial statements contained in its Form 10-KSB for the year ended June 30, 2003, to decrease the value of the software assets, and associated liabilities, on the balance sheet in the approximate range of $3 million to $4 million. Beginning with the financial statements contained in the Company’s Form 10-QSB for the quarter ending December 31, 2003, and subsequent fiscal periods (including the Form 10-K for the year ended June 30, 2004), the Company expects to increase the value of the assets, and associated liabilities, on the balance sheet in the approximate range of $4 million to $5 million. The Company does not expect any of these restatements to result in a material adverse change in revenue or income for the associated fiscal periods.

This proposed change in accounting treatment and the resulting restatements remain subject to audit or review, as the case may be, by the Company’s independent auditors, and as such, there can be no assurance that the foregoing ranges of impact upon the subject balance sheets are accurate, or that there will be no material adverse effect upon historic revenue and income amounts, or that the restated financial statements will be promptly filed.

About Yak Communications Inc.

Yak Communications Inc. (the “Company”) (NASDAQ:YAKCE - News) is an Integrated Communications Provider (ICP) offering a full array of long distance (1+, toll free and dial-around), local lines, travel cards, cellular long distance, data services, and broadband voice (VoIP) to residential and small businesses in North America over high speed internet access. Yak currently serves approximately 860,000 customers for its traditional telecom services. For more information, visit http://www.yak.com

Forward Looking Statements:

Statements contained in this news release, which are not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this news release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company’s actual results to differ materially from such forward-looking statements.

Words such as “projects”, “believe”, “anticipates”, “estimate”, “plans”, “expect”, “intends”, and similar words and expressions are intended to identify forward-looking statements and are based on our current expectations, assumptions, and estimates about us and our industry. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors, risks and uncertainties. These factors, risks and uncertainties include, without limitation, the results of the audit and review processes performed by the Company’s independent auditors with respect to any restatement of the Company’s historic financial statements, the continuing possibility of delisting, or halt in trading of, the Company’s common stock from the Nasdaq National Market and the repercussions from any such delisting, or halt in trading of, the continuing risks associated with the Company’s failure to be in compliance with its periodic reporting requirements with the Securities and Exchange Commission, the Company’s success in integrating the operations of any newly-acquired businesses, and associated reduction in costs, the successful implementation of its business plans including growth of existing product offerings, strategic acquisitions and development of broadband telephony products, the successful integration of new management team members, continued and increased demand for its services, the successful deployment of new equipment and realization of material savings there from, competition from larger and/or more experienced telecommunications providers, its ability to continue to develop its markets, general economic conditions, changes in governmental regulation, and other factors that may be more fully described in the Company’s literature and periodic filings with the Securities and Exchange Commission. You are urged to carefully review and consider these disclosures, which describe certain factors that affect our business.

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Yak Communications Inc. (NASDAQ:YAKCE - News)

Contact:

Yak Communications, Inc.

Larry Turel

Investor Relations

(305) 933-8322 ext 105

larry@yak.com

OR

The Anne McBride Company, Inc.

Kathy Price

Investor Relations

(212) 983-1702, x212

kprice@annemcbride.com

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